UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SMARTFINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919	62-1173944
(State or Other Jurisdiction of Incorporation)	(Address of Principal Executive Offices Including Zip Code	(IRS Employer Identification No.)

Options Assumed by SmartFinancial, Inc. Originally Granted Under the SmartBank Stock Option Plan and SmartFinancial, Inc. 2010 Incentive Plan
(Full title of the plans)
William Y. Carroll, Jr. President & Chief Executive Officer SmartFinancial, Inc. 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919
(Name and address of agent for service)

(865) 437-5700
(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $1.00 par value per share	492,920	N/A	N/A	N/A

(1)	The number of shares registered is based on the number of shares of common stock, $1.00 par value (“Common Stock”), of SmartFinancial, Inc. (the “Company”) issuable under the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan, after giving effect to the Company’s one-for-four reverse stock split.

(2)	This Post-Effective Amendment No. 1 covers shares of SmartFinancial, Inc. Common Stock that were originally registered on the Company’s Registration Statement on Form S-4 (File No. 333-203449), as amended. The registration fee payable in connection with the issuance of these shares of Common Stock was paid previously in connection with the Company’s Registration Statement on Form S-4.

EXPLANATORY NOTE

SmartFinancial, Inc., formerly known as Cornerstone Bancshares, Inc. (the “Company”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-203449) filed on April 16, 2015, as amended by Amendment No. 1 filed on May 6, 2015, which became effective under the Securities Act of 1933, as amended (the “Securities Act”), on May 12, 2015 (the “Form S-4”), by filing this Post-Effective Amendment on Form S-8 (this “Registration Statement”) relating to the issuance of shares of the Company’s Common Stock upon the exercise of stock options granted pursuant to terms of the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan. The issuance of such shares of the Company’s Common Stock was previously registered under the Securities Act, on the Form S-4, but will be subject to issuance under this Registration Statement.

On August 31, 2015, pursuant to the Agreement and Plan of Merger, dated as of December 5, 2014, by and among SmartFinancial, Inc., SmartBank, Cornerstone Bancshares, Inc. and Cornerstone Community Bank (the “Merger Agreement”), SmartFinancial, Inc. merged with and into the Company, with the Company surviving the merger and changing its name to SmartFinancial, Inc. As a result of the merger, each share of SmartFinancial, Inc. common stock issued and outstanding immediately prior to the merger was converted into the right to receive shares of the Company’s Common Stock. In addition, pursuant to the Merger Agreement, the Company assumed the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan, and each stock option outstanding as of the effective time of the merger and granted pursuant to the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan was immediately converted into a stock option to purchase shares of the Company’s Common Stock, based on an exchange ratio set forth in the Merger Agreement and the Company’s one-for-four reverse stock split.

This Registration Statement relates only to the shares of the Company’s Common Stock issuable upon the exercise of stock options under the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan and is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the SmartBank Stock Option Plan and the SmartFinancial, Inc. 2010 Incentive Plan pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute, when taken together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

(c)	The Company’s Current Reports on Form 8-K, filed June 23, 2015, July 31, 2015, August 20, 2015, August 24, 2015, September 3, 2015 and October 26, 2015;

(d)	The description of the Company’s Common Stock contained in the Company’s Prospectus filed pursuant to Rule 424(b)(3) under the Securities Act on May 12, 2015 set forth under the heading “Description of Cornerstone Common Stock and Preferred Stock” is incorporated herein by reference.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Under the Tennessee Business Corporation Act, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions. This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

The Company’s second amended and restated charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the Tennessee Business Corporation Act in effect from time to time.

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors, officers, employees and agents against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Under the Company’s second amended and restated bylaws, each person who was or is made a party to, or is threatened to be made a party to or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, provided that the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee within the scope of such indemnitee’s duties and authority, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company prior to such amendment), and applicable federal laws and regulations (including without limitation applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time), against all expense, liability, and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes, penalties, and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators.

Notwithstanding the foregoing, the Company shall indemnify an indemnitee with respect to a proceeding initiated or instituted by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The right to indemnification conferred by the Company is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that any such advancement of expenses for expenses incurred by an indemnitee in his or her capacity as a director, officer, or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to any employee benefit plan) shall be made only upon delivery to the Company of an undertaking by and on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such indemnitee is not entitled to be indemnified for such expenses.

Moreover, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to its bylaws, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)                 The undersigned registrant hereby undertakes:

(1)                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                 to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART III
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on December 22, 2015.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the directors whose signature appears below appoints and constitutes William Y. Carroll, Jr. and W. Miller Welborn, or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Date	Title

/s/ William Y. Carroll, Jr.	December 22, 2015	President and Chief Executive Officer and Director
William Y. Carroll, Jr.
(principal executive officer)

/s/ C. Bryan Johnson	December 22, 2015	Executive Vice President and Chief Financial Officer
C. Bryan Johnson
(principal financial officer and principal accounting officer)

/s/ Victor L. Barrett	December 22, 2015	Director
Victor L. Barrett

/s/ Monique P. Berke	December 22, 2015
Monique P. Berke		Director

/s/ William Y. Carroll, Sr.	December 22, 2015	Director
William Y. Carroll, Sr.

/s/ Frank S. McDonald	December 22, 2015	Director
Frank S. McDonald

/s/ Ted C. Miller	December 22, 2015	Director
Ted C. Miller

/s/ David A. Ogle	December 22, 2015	Director
David A. Ogle

/s/ Doyce Payne	December 22, 2015	Director
Doyce Payne

/s/ Miller Welborn	December 22, 2015	Director
Miller Welborn

/s/ Keith E. Whaley	December 22, 2015	Director
Keith E. Whaley

/s/ Geoffrey A. Wolpert	December 22, 2015	Director
Geoffrey A. Wolpert

exhibit index

Exhibit Number	Description
4.1	Second Amended and Restated Charter of the Company(incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K dated August 28, 2015).

4.2	Second Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 26, 2015).

4.3	SmartBank Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated September 2, 2015).

4.4	SmartFinancial, Inc. 2010 Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated September 2, 2015).

5.1*	Opinion of Miller & Martin PLLC.

23.1*	Consent of Miller & Martin PLLC (included in Exhibit 5.1).

23.2*	Consent of Mauldin & Jenkins, LLC.
* Filed herewith.